EXHIBIT 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7118	206-318-7100
Starbucks Enhances Corporate Governance;
Amends Bylaws to Adopt Majority Voting

SEATTLE; November 20, 2007 — Starbucks Coffee Company (NASDAQ: SBUX) today announced that its Board of Directors has amended the company’s bylaws to include majority voting procedures for the election of directors.
Starbucks enhanced the bylaws to include majority voting to allow shareholders to play a more meaningful role in the election of their directors. This change demonstrates Starbucks ongoing commitment to strong corporate governance practices.
Effective immediately, director nominees must receive more “for” than “against” votes to be elected in an uncontested election. Additionally, the term of a nominee who does not receive a majority of the votes cast will end on the earliest of either: 1) 90 days after the date election results are certified; 2) the date the director resigns; or 3) the date the Board of Directors fills the position.
Further information about Starbucks corporate governance practices can be found within the Investor Relations section of the company’s website at www.starbucks.com.
About Starbucks
Starbucks Coffee Company provides an uplifting experience that enriches people’s lives one moment, one human being, one extraordinary cup of coffee at a time. To share in the experience, visit www.starbucks.com.
© 2007 Starbucks Coffee Company. All rights reserved.
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